PRODUCERS AGREEMENT
BETWEEN CAM WATT AND
PACIFIC GOLD ENTERTAINMENT INC.

This Producers Agreement ("Agreement") is made and entered into as of July 27, 2007, ("Effective Date"), by Cam Watt (CW) and between Pacific Gold Entertainment (PGE) Where applicable "CW" and "PGE" will individually be referred to as the "Party" and collectively as the "Parties".

RECITALS:

WHEREAS, CW is in the business of securing capital, for, Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution.

WHEREAS, PGE is in the business of securing capital, writing and developing, recruiting talent for, producing and post-producing for Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution.

NOW, THEREFORE, in consideration of the above recitals and the commitments set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

CW and PGE endeavor to equally produce, complete and aid in finding distribution for "A Premature Burial" (Working Title).

Film Investment Recoupment:

Investors will be in a first position, pari-passu proto-rata proportion and sequence, to recoup original investment before any other parties will receive profits.

Cam Watt investment      $50,000.00 CDN

In exchange for the above services, compensation will be as follows:

Film Equity:  Equity will be distributed (in totality) in the following proportion:

           $50,000.00 CDN recoupment, first tier upon sale of A Premature Burial.

15% interest of initial investment of $50,000.00 CDN Due upon final sale.

Credits: Cam Watt is entitled to a full production credit as: Associate Producer.

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REPRESENTATIONS AND WARRANTIES.

By ÒCW" Cam Watt named represent and warrant that as of the Effective Date, the Company has the authority and power to enter into this Agreement.

By "PGEÓ. Pacific Gold Entertainment named represent and warrant that as of the Effective Date, the Company has the authority and power to enter into this Agreement.

CONFIDENTIALITY.

 The Parties acknowledge that Confidential Information (as defined below) is of great value to the Parties.  Accordingly, the Parties and its “Affiliates” agree not to divulge to anyone, either during or after the term of this Agreement, any Confidential Information obtained or developed during the term of this Agreement.  Upon the expiration or termination of this Agreement, the both parties agrees to deliver to each other all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by one another or which were prepared in the performance of the Services.  Upon the expiration or termination of this Agreement, both parties agree to make no further use or utilization of any Confidential Information.   “Confidential Information” means information of the Parties, its agents or assigns, or any person or business entity directly or indirectly controlled by or controlling, or in which any of the aforesaid have at least a 50% interest, which information is or has been disclosed to the parties or known to the parties as a consequence of or through the performance of Services for the Company, whether or not related to its duties for the Company, including, without limitation, “Trade Secrets” (as defined below), information relating to political, business and social contacts, business relationships and opportunities, potential business opportunities and relationships, and other information previously unknown to both Parties.  Parties agrees and warrants that it shall refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with each other, in any direct or indirect manner.  For purpose of this Agreement, “Affiliates” shall mean any company directly or indirectly controlling, controlled by, or under common control with Client.

NON-CIRCUMVENTION.  Parties agrees and warrants that it shall refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with the each other, in any direct or indirect manner.  This includes most specifically bank contacts, mailing concepts, advertising, promotional concepts, client referrals, investigative report formats, information sources, computer formats disclosed by the parties to each other and the parties agreeing not to solicit, serve or cater to, or engage, assist, be interested in or connected with any other persons or entities served by or related to the Consultants, its contractors, employees, agents and directors, or soliciting, serving or catering to or any clients of the Consultants disclosed to the Parties.

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GOVERNING LAW/ARBITRATION/REMEDIES:  This Agreement shall be deemed to have been executed and delivered within the British Columbia, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the British Columbia, without regard to the conflicts of law principles thereof.  The place of arbitration shall be in the British Columbia applying its then current rules and the language of the arbitration shall be in English.  Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof.  The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys’ fees and costs, in addition to the award of the arbitrator.

ASSIGNMENT.  This Agreement may not be assigned or delegated by the Parties to any third parties.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

/s/ Cam Watt
By: __________________________
Cam Watt
Date:

/s/ Mark Tuit
By: __________________________                                                                Pacific Gold Entertainment
Mark Tuit
Date:

/s/ Ron Loudoun
By: __________________________                                                                Pacific Gold Entertainment
Ron Loudoun
Date:

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